Exhibit (a)(1)(E)

From:
MIP Exchange
To:
MIP Exchange Participants
Subject:
Acknowledgment of Receipt of Election Form

This message confirms that Global Business Travel Group, Inc. has received your Election Form for the Exchange Offer. This confirmation should not, however, be construed to confirm that the Election Form you submitted has been properly completed or signed or that we have accepted any of your Eligible Options for exchange. If your Election Form has been properly completed and signed, and all eligibility requirements are otherwise met, we expect to accept all of your Eligible Options for exchange and to grant you New RSUs upon the Expiration Time, subject to the terms and conditions of the Exchange Offer. If you do not deliver a signed Notice of Withdrawal before the Expiration Time, and we accept your tendered Eligible Options for exchange, we will provide you with a confirmation letter promptly following the Expiration Time confirming that your Eligible Options have been accepted for exchange. In addition, your submission of an Election Form constitutes acceptance of the applicable New RSU award agreement.

Your Election Form may be withdrawn by subsequently delivering a properly completed and signed Notice of Withdrawal at any time before 11:59 p.m., Eastern Standard Time, on Wednesday, January 11, 2023, unless the Exchange Offer is extended. A form Notice of Withdrawal was attached to the “Announcement of Tender Offer and Forthcoming Election Form” sent to you on December 13, 2022 or may be found in the Exchange Offer materials.

You should direct questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Offer Documents, Election Form, Notice of Withdrawal or any other documents relating to the Exchange Offer) by email to MIPExchange@amexgbt.com. Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Offer to Exchange Eligible Options for New Restricted Stock Units attached as an exhibit to the Tender Offer Statement on Schedule TO filed by Global Business Travel Group, Inc. with the U.S. Securities and Exchange Commission on December 13, 2022.